Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

RIGHTS AND PREFERENCES

OF

THE ARQUEMAX VENTURES, LLC SERIES PREFERRED STOCK

OF

IA GLOBAL, INC.

The undersigned Mark Scott, Chief Operating and Financial Officer of IA Global, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A.         The following resolution designates three hundred seventeen (317) shares of ArqueMax Ventures, LLC Series Preferred Stock, and that as of the date hereof, no shares of ArqueMax Ventures, LLC Series Preferred Stock have been issued or are outstanding.

B.         The Board of Directors of the Corporation, pursuant to the authority so vested in it by the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, adopted the following resolution on April 20, 2009 creating a series of Preferred Stock designated as “ArqueMax Ventures, LLC Series Preferred Stock”:

“WHEREAS, the Certificate of Incorporation of this Corporation authorizes the issuance of preferred stock of the Corporation in Series and authorizes the Board of Directors of the Corporation to determine the designations and the powers, preferences and rights granted to or imposed upon any wholly unissued series of preferred stock and to fix the number of shares of such series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation pursuant to the Certificate of Incorporation, there is hereby created a series of preferred stock, par value $.01 per share, of the Corporation which shall be designated “ArqueMax Ventures, LLC Series Preferred Stock.” The number of shares of ArqueMax Ventures, LLC Series Preferred Stock authorized for issuance is three hundred seventeen (317). In addition to those set forth in the Certificate of Incorporation of the Corporation, the ArqueMax Ventures, LLC Series Preferred Stock shall have the designations, powers, preferences and rights set forth below:

1.	Dividend Provisions.

(a)        Subject to the rights of any Series of Preferred Stock which may from time to time come into existence, the holders of shares of ArqueMax Ventures, LLC Series Preferred Stock shall not be entitled to receive cash dividends, except for, on an as converted basis, an amount equal to that paid on any other outstanding shares of this Corporation, payable quarterly when, as and if declared by the Board of Directors.

(b)        Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash shall be governed by the provisions of Section 4(e) hereof.

2.	Liquidation Preference.

(a)        Subject to the rights of any series of Preferred Stock which may from time to time come into existence, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of ArqueMax Ventures, LLC Series Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $1,000.00 for each outstanding share of ArqueMax Ventures, LLC Series Preferred Stock (the “Original ArqueMax Ventures, LLC Series Issue Price”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the ArqueMax Ventures, LLC Series Preferred Stock shall be insufficient to permit the payments to such holders of the full preferential amounts aforesaid, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence, all of the assets available for distribution to holders of the ArqueMax Ventures, LLC Series Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)        After the distributions described in Section (a) above have been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of ArqueMax Ventures, LLC Series Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all ArqueMax Ventures, LLC Series).

3.	Redemption. Omitted.

4.             Conversion. The ArqueMax Ventures, LLC Series Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)        Automatic Conversion. Each share of ArqueMax Ventures, LLC Series Preferred Stock shall automatically be converted into forty thousand three hundred seventy nine (40,379) shares of Common Stock (the “Conversion Ratio”) immediately upon the earlier to occur of (i) receipt of approval by the NYSE Alternext US that the shares of Common Stock into which such shares of ArqueMax Ventures, LLC Series Preferred Stock are convertible have been approved for listing, (ii) the delisting of all shares of Common Stock of the Corporation by the NYSE Alternet US, and (iii) in the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)        Right to Convert. Each share of ArqueMax Ventures, LLC Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation, into forty thousand three hundred seventy nine (40,379) shares of Common Stock.

(c)        Mechanics of Conversion. Before any holder of ArqueMax Ventures, LLC Series Preferred Stock shall be entitled to receive certificates evidencing shares of Common Stock into which the ArqueMax Ventures, LLC Series Preferred Stock has been converted, such holder shall surrender the certificate or certificates evidencing such holder’s ArqueMax Ventures, LLC Series Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the ArqueMax Ventures, LLC Series Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of ArqueMax Ventures, LLC Series Preferred Stock or to the nominee or nominees of any such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

(d)        Conversion Ratio Adjustments of ArqueMax Ventures, LLC Series Preferred Stock. The Conversion Ratio shall be subject to adjustment from time to time as follows:

(i)        In the event the Corporation should at any time or from time to time after April 7, 2009 (the “ArqueMax Ventures, LLC Series Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the ArqueMax Ventures, LLC Series Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of ArqueMax Ventures, LLC Series Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time by the Corporation’s Board of Directors in its reasonable discretion.

(ii)        If the number of shares of Common Stock outstanding at any time after the ArqueMax Ventures, LLC Series Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio for the ArqueMax Ventures, LLC Series Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of ArqueMax Ventures, LLC Series Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e)        Other Distributions. In the event this Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents, then, in each such case, the holders of the ArqueMax Ventures, LLC Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of ArqueMax Ventures, LLC Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution, assuming all conditions to such conversion were satisfied.

(f)        Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the ArqueMax Ventures, LLC Series Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the ArqueMax Ventures, LLC Series Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Ratio then in effect and the number of shares to be acquired upon conversion of the ArqueMax Ventures, LLC Series Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)        No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, stock split, stock combination, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the ArqueMax Ventures, LLC Series Preferred Stock against impairment.

(h)        No Fractional Shares and Certificate as to Adjustments.

(i)        No fractional shares shall be issued upon conversion of ArqueMax Ventures, LLC Series Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (round up to the nearest whole share for .50 shares). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of ArqueMax Ventures, LLC Series Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)        Upon the occurrence of each adjustment or readjustment of the Conversion Price of the ArqueMax Ventures, LLC Series Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of ArqueMax Ventures, LLC Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of ArqueMax Ventures, LLC Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio at the time in effect for each such series, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s ArqueMax Ventures, LLC Series Preferred Stock.

(i)        Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of ArqueMax Ventures, LLC Series Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)        Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of the ArqueMax Ventures, LLC Series Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of ArqueMax Ventures, LLC Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the ArqueMax Ventures, LLC Series Preferred Stock, in addition to such other remedies as shall be available to the holder of such ArqueMax Ventures, LLC Series Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(k)        Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of ArqueMax Ventures, LLC Series Preferred Stock shall be deemed given (i) upon personal delivery, (ii) if sent and delivered within the United States, five (5) days after deposit in the United States mail, first-class, postage prepaid, or the day after delivery to an overnight delivery service of national reputation, or (iii) if sent or delivered outside the United States, three (3) days after deposit with a recognized international courier service. All such notices shall be delivered to each holder of record at his address appearing on the books of this Corporation.

5.         Exchange Rights. Each share of ArqueMax Ventures, LLC Series Preferred shall be exchangeable, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation, into three thousand sixty four (3,064) shares of Taicom Securities Co Ltd Preferred Class B Stock (“Taicom Stock”) up to a maximum of 971,458 shares of Taicom Stock.

6.         Voting Rights. Except as provided herein or as required by law, the holders of shares of ArqueMax Ventures, LLC Series Preferred Stock shall have no voting rights, but shall be entitled, notwithstanding any provision hereof, to notice of, and to attend, any stockholders’ meeting in accordance with the Bylaws of the Corporation.

7.         Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of ArqueMax Ventures, LLC Series Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of two-thirds of the voting power of the holders of ArqueMax Ventures, LLC Series Preferred Stock:

(a)        alter, change or amend the rights, preferences or privileges of the shares of ArqueMax Ventures, LLC Series Preferred Stock so as to affect adversely such shares;

(b)        authorize, create or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on parity with, the ArqueMax Ventures, LLC Series Preferred Stock with respect to voting, dividends or upon liquidation;

(c)        amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws so as to affect materially and adversely the rights of the holders of ArqueMax Ventures, LLC Series Preferred Stock; or

(d)        increase or decrease the authorized number of ArqueMax Ventures, LLC Series Preferred Stock.

8.         Status of Converted Stock. In the event any shares of ArqueMax Ventures, LLC Series Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue.

IN WITNESS WHEREOF, Mark Scott, Chief Operating and Financing Officer, declares under penalty of perjury that this is the act and deed of the Corporation, that the facts stated herein are true and that this Certificate is executed as of this 20th day of April, 2009.

/s/ Mark Scott

Mark Scott, Chief Operating and Financial Officer